Endeavor IP, Inc.
Pro Forma Combined Financial Information
(Unaudited)

CONTENTS

Page(s)

Unaudited Pro Forma Combined Balance Sheet – April 30, 2013	2

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss
April 30, 2013	3

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss
October 31, 2012	4

Notes to Unaudited Pro Forma Combined Financial Information	5 - 6

Endeavor IP, Inc.
Unaudited Pro Forma Combined Balance Sheet

	April 30, 2013	April 30, 2013
	Endeavor IP, Inc.	Mesh Comm, LLC		Pro Forma	Pro Forma
	(Acquiror)	(Acquiree)		Adjustments	Combined

Assets

Current Assets
Cash	$3,950	$-	(1)	$1,500,000	$703,950
			(2)	(800,000)
Other assets	1,011	-		-	1,011
Total Current Assets	4,961	-		700,000	704,961

Goodwill			(2)	800,000	800,000

Total Assets	$4,961	$-		$1,500,000	$1,504,961

Liabilities and Stockholders' Deficit

Current Liabilities:
Accounts payable	$57,536	$-		$-	$57,536
Notes payable	400,000	-	(2)	1,500,000	1,900,000
Accrued compensation - officers	877	-		-	877
Accrued interest	60,271	-		-	60,271
Total Current Liabilities	518,684	-		1,500,000	2,018,684

Stockholders' Deficit
Preferred stock, $0.0001 par value; 25,000,000 shares authorized,
none issued and outstanding	-	-		-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized,
9,000,000 shares issued and outstanding	900	-		-	900
Additional paid-in capital	72,062	-		-	72,062
Accumulated deficit	(590,759)	-		-	(590,759)
Accumulated other comprehensive income	4,074	-		-	4,074
Total Stockholders' Deficit	(513,723)	-		-	(513,723)

Total Liabilities and Stockholders' Deficit	$4,961	$-		$1,500,000	$1,504,961

See accompanying notes to unaudited pro forma combined financial statements

Endeavor IP, Inc.
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss

	April 30, 2013	April 30, 2013
	Endeavor IP, Inc.	Mesh Comm, LLC	Pro Forma	Pro Forma
	(Acquiror)	(Acquiree)	Adjustments	Combined

Net Revenues	$-	$-	$-	$-

General and Administrative Expenses	159,687	1,805	-	161,492

Loss from Operations	(159,687)	(1,805)	-	(161,492)

Other Expense
Interest expense	35,899	-	-	35,899
Foreign currency transaction loss	9,371	-	-	9,371
Total Other Expense	45,270	-	-	45,270

Net Loss	$(204,957)	$(1,805)	$-	$(206,762)

Other Comprehensive Income (Loss)
Foreign currency translation gain	6,792	-	-	6,792

Total Comprehensive Income (Loss)	(198,165)	(1,805)	-	(199,970)

Net Loss Per Common Share - Basic and Diluted	$(0.02)	$-	$-	$(0.02)

Weighted average number of common shares outstanding
during the period - basic and diluted	9,000,000	-	-	9,000,000

See accompanying notes to unaudited pro forma combined financial statements

Endeavor IP, Inc.
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss

	October 31, 2012	October 31, 2012
	Endeavor IP, Inc.	Mesh Comm, LLC	Pro Forma	Pro Forma
	(Acquiror)	(Acquiree)	Adjustments	Combined

Net Revenues	$23,500	$-	$-	$23,500

General and Administrative Expenses	308,696	11,128	-	319,824

Loss from Operations	(285,196)	(11,128)	-	(296,324)

Other Expense
Interest expense	24,373	-	-	24,373
Foreign currency transaction loss	1,343	-	-	1,343
Total Other Expense	25,716	-	-	25,716

Net Loss from Continuing Operations	(310,912)	(11,128)	-	(322,040)

Discontinued Operations
Loss from operation of discontinued operations, net of tax	(16,364)	-	-	(16,364)
Gain on disposal of discontinued operations, net of tax	2,508	-	-	2,508
Loss from Discontinued Operations	(13,856)	-	-	(13,856)

Net Loss	$(324,768)	$-	$-	$(324,768)

Other Comprehensive Income (Loss)
Foreign currency translation loss	(2,718)	-	-	(2,718)

Total Comprehensive Income (Loss)	(327,486)	-	-	(327,486)

Net Loss Per Common Share - Basic and Diluted
Continuing operations	$(0.03)	$-	$-	$(0.03)
Discontinued operations	$(0.01)	$-	$-	$(0.01)
Total net loss per common share	$(0.04)	$-	$-	$(0.04)

Weighted average number of common shares outstanding
during the period - basic and diluted	9,000,000	-	-	9,000,000

See accompanying notes to unaudited pro forma combined financial statements

Endeavor IP, Inc.
Notes to Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of our acquisition of Mesh Comm, LLC (“Mesh Comm”).

On May 13, 2013, Endeavor IP, Inc. (“Endeavor”) (“the Company”), through its wholly owned subsidiary IP Acquisition Sub I, Inc. purchased certain intellectual property rights from Mesh Comm, LLC (“Mesh”) under the terms of a patent purchase agreement.

Under the terms of the asset purchase, in exchange for $800,000 and a 20% royalty on future net revenues associated with enforcement activities, Endeavor acquired from Mesh two U.S. patents and one pending patent application relating to wireless communication networks, as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents. Endeavor assumed all obligations of Mesh under that certain license agreement between Mesh and a third party licensor. Endeavor will now include these assets in its financial statements from the date of acquisition going forward.

The acquisition of assets, deemed to be a business, resulted in a business combination under ASC No. 805 “Business Combinations”, and the recording of goodwill.

The Unaudited Pro Forma Combined Financial Information has been prepared using the acquisition method of accounting for the acquisition of Mesh’s intellectual property.

The Company derived historical financial data for the six months ended April 30, 2013 from its unaudited financial statements file on Form 10Q as well as the historical financial data for the year ended October 31, 2012 filed on Form 10K.

The unaudited pro forma combined balance sheet is prepared as though the transactions occurred at the close of business on April 30, 2013. The pro forma combined statement of operations gives effect to the transactions as though they occurred on November 1, 2011.

The information presented in the unaudited pro forma combined financial information does not purport to represent what our financial position would have been had the transaction occurred as of the dates indicated, nor is it indicative of our future financial position for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the consolidated company will experience after the transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and related notes of the Company.

Endeavor IP, Inc.
Notes to Unaudited Pro Forma Combined Financial Information

Unaudited pro forma adjustments reflect the following transaction

1)

Cash	1,500,000
Note payable		1,500,000

This adjustment reflects debt raised by the Company in advance of executing the asset purchase with Mesh.

2)

Goodwill	800,000
Cash		800,000

This adjustment reflects the effect of applying acquisition accounting for the acquisition of Mesh’s intellectual property.